Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

TO:
FROM:	Tamara Singletary
Uwharrie Capital Corp
704-991-1137
DATE:	November 1, 2004

Uwharrie Capital Corp

Declares 3% Stock Dividend

Albemarle, NC — The Board of Directors of Uwharrie Capital Corp, a diversified financial services company, has declared a 3% stock dividend to be paid to shareholders December 3, 2004. Cindy Beane, Board of Directors’ Chair commented, “The Board of Directors is pleased to make this announcement. Our shareholders continue to show their support by doing business with us and referring their friends. This allows our company to continue creating value and serving our communities well by empowering local people to control their economic destiny.”

Shareholders of Uwharrie Capital Corp as of the record date, November 19, 2004, will receive the dividend. Only whole shares of stock will be issued. Shareholders will receive a new stock certificate representing the 3% stock dividend shares by mail. If applicable, a check for payment of a fractional share may also be enclosed with the new stock certificate.

Shareholders may contact Tamara Singletary or Lisa Hartsell with Investor Relations at 704-982-4415 for further information about the dividend.

Uwharrie Capital Corp, headquartered in Albemarle, NC, is a $335 million multi-bank holding company and parent company of three community banks, Anson Bank & Trust Co. in Anson County, NC, Bank of Stanly in Stanly County, NC, Cabarrus Bank & Trust Company in Cabarrus County, NC; and the Strategic Investment Group comprised of The Strategic Alliance Corporation, BOS Agency, Inc., and Strategic Investment Advisors, Inc.

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